Exhibit 99.1

[XL Capital Logo Omitted]

XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

IMMEDIATE

Contact:	David Radulski	Roger R. Scotton
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7165

XL CAPITAL LTD ANNOUNCES
SENIOR EXECUTIVE APPOINTMENTS

HAMILTON, BERMUDA, January 4, 2006 - XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today the appointment of Sarah Street to the position of Chief Investment Officer designate and James Veghte to the position of Chief Executive of Reinsurance General Operations. In addition, Ms. Street and Mr. Veghte will join the Executive Management Board of the Company.

Ms. Street and Mr. Veghte will retain their current responsibilities as Chief Executive Officer of XL Capital Investment Partners Inc. (“XL Capital Investment Partners”) and Chief Executive Officer of XL Reinsurance America Inc., respectively.

Brian O’Hara, President and Chief Executive Officer of XL, commented: “These appointments are made as part of the ongoing development and succession plans for XL. Christopher Greetham, Chief Investment Officer of XL, has advised us of his intention to retire in September and Sarah has been appointed as his successor. Henry Keeling has, for the past twelve months, performed a dual role as Chief Executive of Reinsurance Operations and Global Head of Business Services. We have now asked Jamie Veghte to assume the role of Chief Executive of Reinsurance General Operations, allowing Henry to appropriately focus on the increasingly important area of Global Business Services and following through on the succession planning we have initiated. Henry will also continue to be responsible for our growing Life Reinsurance business.

“I am greatly appreciative of the contributions that Chris and Henry have made in their current roles. Under Chris’s leadership, XL has seen a tenfold growth in invested assets to more than $40 billion and the investment group is well positioned to support the Company’s development. I am delighted that Chris has agreed to undertake the new position of Non-Executive Chairman of XL Capital Investment Partners and will continue to play a key role in our investment affiliate activities. His understanding of the asset management business is extremely valuable to XL and we are pleased that he will remain an active advisor in this important business initiative.

“During Henry’s tenure, XL’s Reinsurance segment has become a global, recognized leader in all of its chosen lines of business. We have grown our Reinsurance business from being a short-tail, catastrophe-focused, Bermuda-based entity to a multi-line, top ranked stable of reinsurers writing both Life and property and casualty products through 23 offices in 13 countries.”

Since joining XL in April 2001 as Chief Executive Officer of XL Capital Investment Partners, an operating subsidiary of the investment management group at XL, Sarah Street has been responsible for XL’s alternative asset management strategy, including overseeing XL’s alternative portfolio and the firm’s investment manager affiliate stake program. She is a key member of the XL Capital Investment Management Committee and has been involved in the overall management of the Company’s investment portfolio. In addition, Sarah has been involved in the company-wide initiatives focused on market risk management and capital allocation. Prior to joining XL, Ms. Street spent sixteen years at JP Morgan Chase and its predecessor organizations, working in a number of corporate finance units as well as in the capital markets business of the bank.

James Veghte joined Mid Ocean Re in March 1994 and has assumed increasingly senior underwriting and management roles in Bermuda, London and Le Mans. Prior to this appointment, Mr. Veghte was Chief Operating Officer of XL’s Reinsurance Operations and President and Chief Executive Officer of XL Reinsurance America Inc. based in Stamford, Connecticut.

Mr. O’Hara added: “Sarah’s experience gives her an excellent understanding of how XL’s investment and risk management practices can drive shareholder value creation in today’s challenging capital markets. She possesses real vision regarding the dynamics of the asset management industry. These are all critical skills that she will bring to bear in the Chief Investment Officer position, overseeing XL’s investment portfolio and our asset management strategy.

“In addition, we are fortunate to have an executive of Jamie’s experience and talent both in underwriting and management to step up to the important role of Chief Executive of Reinsurance General Operations. As the Reinsurance industry adjusts to a new reality following the catastrophe losses of 2005, the smooth transition of leadership of XL Re’s general operations from Henry to Jamie will underline our focus on succession planning while ensuring that we maintain our strong market position.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders’ equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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